Introduction:

Eligibility:

Exhibit 10.3

ALBERTSONS COMPANIES, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Amended: February 24, 2026

The purpose of this Non-Employee Director Compensation Policy (this “Policy”) is to attract and retain qualified Non-Employee Directors and to advance the interests of Albertsons Companies, Inc. (the “Company”) and its stockholders.

Only those members of the Company’s board of directors (the “Board”) who constitute Non- Employee Directors are eligible to receive compensation under this Policy. For purposes of this Policy, “Non-Employee Director” means any member of the Board who is not an employee of the Company or any of its subsidiaries. Directors who are employees of the Company or any of its subsidiaries are not entitled to additional compensation on account of such director’s service on the Board. For the avoidance of doubt, any director who is an employee of any stockholder of the Company may be considered a Non-Employee Director.
Cash Compensation:

Each Non-Employee Director shall be entitled to receive an annual cash retainer of $125,000 in connection with the service of such Non-Employee Director as a member of the Board. In addition, the chair of each of the following Board committees shall receive an additional cash retainer as follows:

Chair of the Audit and Risk Committee	$30,000
Chair of the Compensation Committee	$20,000
Chair of the Governance, Compliance and ESG Committee	$20,000
Chair of the Finance Committee	$20,000
Chair of the Technology Committee	$20,000

Cash Payment:

Each Non-Employee Director shall be paid, as soon as administratively possible, the amount of cash retainer applicable to such Non-Employee Director in four (4) quarterly payments following the end of each fiscal quarter of the Company during which such Non- Employee Director has served as a member of the Board (or applicable committee of the Board). In the event a Non-Employee Director assumes or vacates a position on the Board or one of its committees during a quarter, such Non-Employee Director shall be entitled to a prorated portion of the cash compensation for such position for that quarter based on the percentage of days in that quarter during which such Non-Employee Director served in the position for which the cash retainer is payable under this Policy.

Expense Reimbursement:
All Non-Employee Directors shall be entitled to reimbursement from the Company for their reasonable travel (including commercial airfare and ground transportation), lodging and meal expenses incident to attending in-person meetings of the Board or committees thereof or in connection with other Board related business as approved by the Company. The Company shall also reimburse Non-Employee Directors for reasonable expenses related to attendance at director continuing education programs that are relevant to theirservice on the Board and which attendance is pre-approved by the chair of the Governance Committee or any chair or co-chair of the Board. The Company shall reimburse a Non- Employee Director as soon as administratively possible following submission by the Non- Employee Director of reasonable written substantiation for the expenses.
Equity Compensation:
Promptly following the initial election of a Non-Employee Director to the Board, or promptly following a Board member meeting the criteria of a Non-Employee Director, such Non-Employee Director shall receive a grant of Time-Based Restricted Stock Units (“TBRSUs”) valued at $190,000 prorated from the date of election or meeting the criteria of a Non-Employee Director to the remainder of the fiscal year (the “Initial Award”). Thereafter, a continuing Non-Employee Director shall annually receive a grant of TBRSUs valued at $190,000 (the “Annual Award”). The non-executive chairman of the Board shall receive an additional annual grant of TBRSUs valued at $200,000, prorated from the date of appointment, for the position of chairman (the “Annual Chair Award”). The number of TBRSUs subject to the Initial Award, Annual Award or Annual Chair Award will be determined by dividing the value of that award (or as may be prorated for the Initial Award or Annual Chair Award) by the closing price of the Company’s common stock on the grant date, rounded down to the nearest whole share. The grant date of the Annual Award and Annual Chair Award shall be the first business day of the Company’s fiscal year. The Initial Award and each Annual Award and Annual Chair Award shall vest on the last day of the fiscal year in which the grant was made, subject to the Non-Employee Director’s continued service to the Company through the vesting dates. All grants of TBRSUs shall be made pursuant to the Company’s current equity incentive plan. The descriptions of these grants set forth above are subject and qualified in their entirety by reference to the terms and conditions of the equity incentive plan and the applicable Time-Based Restricted Share Award Agreement issued thereunder.
Annual Review: This Policy shall be reviewed annually by the Compensation Committee and modified as necessary to ensure its terms remain consistent with the stated interests of the Company and its stockholders. The Compensation Committee shall have the power to construe this Policy to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of this Policy as it may deem desirable. The Compensation Committee shall determine the members of the Board who qualify as Non- Employee Directors and are eligible to receive compensation under the terms of this Policy. Any decisions of the Compensation Committee in the administration of this

Policy shall be final and conclusive. The Compensation Committee may authorize one or more of its members or any officer of the Company to execute and deliver documents on its behalf. No member of the Compensation Committee shall be liable for anything done or omitted to be done by such member or by any other member of the Board or the Compensation Committee in connection with this Policy, except for such member’s own willful misconduct or gross negligence (unless the Company’s Certificate of Incorporation or Bylaws, or any indemnification agreement between the Company and such person, in each case in accordance with applicable law, provides otherwise).The Compensation Committee shall have the power to engage outside consultants, auditors or other professional help to assist in the fulfillment of the duties of the Compensation Committee under this Policy at the Company’s expense.
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